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                                                                     Exhibit 8.1


                                                       _______, 1999



Rome Bancorp, Inc.
100 W. Dominick Street
Rome, New York 13440

Dear Sirs:

     You have requested our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Reorganization"), more fully described below, pursuant to which (i) Rome Savings Bank will convert from a New York chartered mutual savings bank (the "Bank") into a New York chartered stock savings bank ("Stock Bank") and become the wholly-owned subsidiary of Rome Bancorp, Inc., a newly formed Delaware chartered capital stock corporation (the "Company") and (ii) the Company will become a majority-owned subsidiary of Rome, MHC, a New York mutual holding company that will be chartered as of the closing date of the transaction (the "MHC"). These transactions and the related sale of Company common stock, also discussed below, will be effected pursuant to the Plan of Reorganization adopted by the Board of Trustees of the Bank on January 22, 1999 (the "Plan"). The Reorganization and its component and related transactions are described in the Plan and in the Prospectus filed with the Securities and Exchange Commission in connection with the Reorganization (the "Prospectus"). We are rendering this opinion pursuant to Section 6.01 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan or Prospectus. For purposes of this letter, the term "membership interests", with respect to either the Bank or the MHC, shall mean the liquidation and limited voting rights in, respectively, the Bank or the MHC.

     The Reorganization will be effected, pursuant to the Plan, as follows:

     1. The Bank will organize the MHC, which will initially be organized in stock form and initially exist as the Bank's wholly-owned subsidiary.
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The Rome Bancorp, Inc.
________, 1999                                                           Page 2.

     2. The MHC will organize two wholly-owned subsidiaries, one of which will be the Company, and the other of which will be an interim stock savings bank ("Interim").

     3.   The following events will occur simultaneously pursuant to the Plan:
          (i) the Bank will exchange its charter for a New York stock savings bank charter and thereby become Stock Bank (the "Conversion"); (ii) the MHC will cancel its stock and exchange its charter for a New York mutual holding company charter and thereby become a mutual holding company; (iii) Interim will merge with and into Stock Bank with Stock Bank surviving, and the former holders of membership interests in the Bank (former "Bank Members") will exchange the stock of Stock Bank constructively received in the Conversion for membership interests in the MHC (the "Exchange"). As a mutual entity, the MHC will not have any authorized capital stock. As a result of the merger and charter exchanges, Stock Bank will become a wholly-owned subsidiary of the MHC, and the Bank Members will hold membership interests in the MHC comparable to the membership interests they previously held in the Bank.

     4. The MHC will then contribute all of the stock of Stock Bank to the Company.

     As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of the Company and the Company will be a wholly-owned subsidiary of the MHC. In substance, upon the Conversion and pursuant to the other transactions described above, the Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for membership interests in the MHC.

     Simultaneously with the Conversion and the Exchange, the Company will offer to sell additional shares of its common stock pursuant to the Plan, with priority subscription rights granted in descending order of priority to Eligible Account Holders, certain employee stock benefit plans of the Bank, Supplemental Eligible Account Holders, Other Depositors and to certain members of the general public.

     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of the Bank contained in its letter to us dated of even date herewith. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -

     (a) as regards the Conversion:

     (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Code, and the Bank (in either its status as the Bank or Stock Bank) will recognize no gain or loss as a result of the Reorganization;

     (2) the basis of each asset of the Bank held by Stock Bank immediately after the Conversion will be the same as the Bank's basis for such asset immediately prior to the Conversion;
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The Rome Bancorp, Inc.
________, 1999                                                           Page 3.

     (3) the holding period of each asset of the Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by the Bank prior to the Conversion;

     (4) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Bank will not end on the effective date of the Reorganization and the tax attributes of the Bank (subject to application of Code sections 381, 382, and 384), including the Bank's tax bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the Reorganization had not occurred;

     (5) no Bank Member will recognize gain or loss upon the constructive receipt of shares of Stock Bank stock solely in exchange for such Bank Member's membership interests in the Bank;

     (6) a Bank Member's basis in the shares of Stock Bank stock constructively received in the Conversion will be the same as the basis of the Bank membership interests constructively surrendered in exchange therefor;

     (7) a Bank Member's holding period for the shares of Stock Bank stock constructively received in the Conversion will include the holding period of the membership interests constructively surrendered in exchange therefor, provided such membership interests were held as capital assets on the date of the Exchange; and

     (8) no Bank Member will recognize gain or loss upon the issuance to such Bank Member of deposits in Stock Bank in the same dollar amount as such Bank Member's deposits in the Bank.

     (b) as regards the Exchange:

     (9) the Exchange will qualify as an exchange of property for stock under Code section 351;

     (10) no shareholder of Stock Bank (i.e., a former Bank Member) will recognize gain or loss upon the transfer to the MHC of Stock Bank stock constructively received in the Conversion in exchange for membership interests in the MHC;

     (11) the basis of the membership interests in the MHC received by each shareholder of Stock Bank in exchange for such shareholder's shares of Stock Bank stock will be equal to the basis of such shares of Stock Bank stock;

     (12) the holding period of the membership interests in the MHC received by each shareholder of Stock Bank will, as of the date of the Exchange, be equal to the holding period of the shares of Stock Bank stock transferred in exchange therefor, provided such shares of Stock Bank stock were held as a capital asset on the date of the Exchange;

     (13) the MHC will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank stock in exchange for membership interests in the MHC;

     (14) the MHC's basis for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for membership interests in the MHC will be equal to the basis of such share of stock in the hands of such Stock Bank shareholder; and
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The Rome Bancorp, Inc.
________, 1999                                                           Page 4.


     (15) the MHC's holding period for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for membership interests in the MHC will, as the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder.

     (c) as regards the offering under the Plan:

     (16) no gain or loss will be recognized by the Company upon the sale of shares of the Company common stock under the Plan;

     (17) no gain or loss will be recognized by Bank Members upon the distribution to them of nontransferable subscription rights to purchase shares of the Company common stock under the Plan, provided that the amount to be paid for such shares is equal to the fair market value of such shares;

     (18) the basis to the shareholders of shares of the Company common stock purchased under the Plan pursuant to such subscription rights will be the amount paid therefor and the holding period for such shares will begin on the date on which such subscription rights are exercised.

     In rendering our opinion in (17), above, and our opinion regarding the tax basis of shares of the Company common stock in (18), above, we have relied, without independent verification, on the opinion of _____________ that the nontransferable subscription rights have no value.

     This opinion is given solely for the benefit of the parties to the Plan, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the [Form S-1 to be filed with the Securities and Exchange Commission] and to the references to us in the Prospectus under "The Reorganization and the Offering - Effects of the Reorganization - Tax Aspects."

                                        Very truly yours,

                                        THACHER PROFFITT & WOOD


                                        By: